Exhibit 4.11

                       CONSULTING AGREEMENT

                   This CONSULTING AGREEMENT is entered into as of January 3, 2003 by and between CareDecision Corp. a Nevada corporation, (the "Company"), and Dr. Joseph A. Wolf ("Dr. Wolf"), and is effective upon the execution by the parties hereto.

                 1.       DUTIES AND RESPONSIBILITIES.

                    A. Dr. Wolf shall provide assist the Corporation to increase corporate awareness within the industry. Dr. Wolf shall report to and perform additional duties and responsibilities as assigned to him by the Company's President, or such other person as may be designated by the Company's Board of Directors.

                   B. Dr. Wolf agrees to devote part of his time and attention to the Company, to use his best efforts to advance the business and welfare of the Company, to render his services under this Agreement fully, faithfully, diligently, competently and to the best of his ability.

                 2.       PERIOD OF EMPLOYMENT.

                   A. Dr. Wolf's employment with the Company shall be governed by the provisions of this Agreement from January 3, 2003, and continuing until this Agreement terminates pursuant to written notification by either the Company Dr. Wolf, which notification may occur on September 30, 2003, or at any time thereafter. The period during which Dr. Wolf provides services to the Company pursuant to this Agreement shall be referenced in this Agreement as the "Employment Period."

                   B. During the Employment Period of this Agreement, if Dr. Wolf is terminated other than for Cause or if he resigns for Good Reason, he shall be entitled to the payments and other benefits, set forth in Paragraph 7 of this Agreement.

                 3.       COMPENSATION.

     A. For the services provided under this Agreement, the Company shall pay consultant a consulting fee of One Hundred Forty Thousand Dollars ($140,000.00) (the "Consulting Fee"). In lieu of cash payment, the parties agree that, upon execution of this Agreement, the monies due to Dr. Wolf under this Agreement shall be applied to the exercise of an option granted to Dr. Wolf by the Company pursuant to an Incentive Stock Option Agreement to purchase Three Million Five Hundred Thousand (3,500,000) common shares of stock of the Company, at an exercise price of $0.04 per share.

                 4.       EQUITY PARTICIPATION.

Dr. Wolf may be granted options to purchase shares of the Company's common stock.

                 5.       EXPENSE REIMBURSEMENT.

                   In addition to the compensation specified in Paragraph 3, Dr. Wolf shall be entitled, in accordance with the reimbursement policies in effect from time to time, to receive reimbursement from the Company for reasonable business expenses incurred by Dr. Wolf in the performance of his duties hereunder, provided Dr. Wolf furnishes the Company with vouchers, receipts and other details of such expenses in the form required by the Company


/1/


sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of Federal and State taxing authorities.


                  6.       FRINGE BENEFITS.

                  A. Dr. Wolf shall, throughout the Employment Period, shall not be eligible to participate in all group term life insurance plans, group health plans, accidental death and dismemberment plans and short-term disability programs and other employee perquisites which are made available to the Company's employees.


               B. Should the Company terminate Dr. Wolf's employment for Cause, as defined below, or should Dr. Wolf voluntarily resign other than for Good Reason, the Company shall have no obligation to Dr. Wolf under this Agreement. Should the Company terminate Dr. Wolf's employment other than for Cause during this Agreement, or should Dr. Wolf resign for Good Reason, the Company shall have no further obligation under this Agreement,

                  7.       GOOD REASON.

                   For Purposes of this agreement, "Good Reason" shall mean:

                   A. A material reduction in the duties, responsibilities, status, reporting responsibilities, title, or offices that Dr. Wolf had with the Company immediately before the reduction.

                  B. A change in control in which Dr. Wolf is not offered a similar position.

                   C. The failure of any successor to the Company by merger, consolidation or acquisition of all or substantially all of the business of the Company to assume the Company's obligations under this Agreement.

                   D. A material breach by the Company of its obligations under this Agreement. In no event, however, shall a Change in Control be deemed to occur in connection with any public offering of the Common Stock.


                  8.       RESTRICTIVE COVENANTS.

                  During the Employment Period:

                            (i)  Dr. Wolf shall devote the required
amount of time necessary to achieve the tasks present to him by the Company under the terms of this Agreement, except during periods of illness or vacation periods.


                  9. NON-COMPETITION DURING THE  EMPLOYMENT PERIOD.

                  Dr. Wolf acknowledges and agrees that given the extent and nature of the confidential and proprietary information he will obtain during the course of his business relationship with the Company, it would be inevitable that such confidential information would be disclosed or utilized by Dr. Wolf should he obtain employment from, or otherwise become associated with, an


/2/


entity or person that is engaged in a business or enterprise that directly competes with the Company.

   Consequently, during any period for which Dr. Wolf is receiving payments from the Company, either as wages or as a severance benefit, including but not limited to severance pay pursuant to paragraph 7, Dr. Wolf shall not, without prior written consent of the Company's Board of Directors, directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any enterprise which is engaged in any business competitive with or similar to that of the Company; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicly-traded securities of any Company or other enterprise which is not, at the time of such investment, engaged in a business competitive with the Company's business.

                  10.      PROPRIETARY INFORMATION.

                  As a condition precedent to Dr. Wolf's employment with the Company, Dr. Wolf will execute the Company's standard Confidential Information and Assignment of Inventions Agreement Dr. Wolf's obligations pursuant to the Confidential Information and Assignment of Inventions Agreement will survive termination of Dr. Wolf's employment with the Company.

                  11.      SUCCESSORS AND ASSIGNS.

                   This Agreement is personal in its nature and Dr. Wolf shall not assign or transfer his rights under this Agreement. The provisions of this Agreement shall inure to the benefit of, and be binding on each successor of the Company whether by merger, consolidation, transfer of all or substantially all assets, or otherwise and the heirs and legal representatives of Dr. Wolf.

                  12.      NOTICES.

                   Any notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:



      To the Company:

      Robert Cox, President
      CareDecision Corporation
      2 Penn Plaza, 15th Floor, Ste. 1500-53
      New York, NY 10121


      To Dr. Wolf:


/3/


      Dr. Joseph Wolf
      23136 Park Contessa
      Calabasas, CA. 91302

Any party may change its address for the purpose of receiving notices, demands and other communications by providing written notice to the other party in the manner described in this paragraph.

                  13.      GOVERNING DOCUMENTS.

                  This Agreement along with the documents expressly referenced in this Agreement constitute the entire agreement and understanding of the Company and Dr. Wolf with respect to the terms and conditions of Dr. Wolf's engagement with the Company and the payment of severance benefits and supersedes all prior and contemporaneous written or verbal agreements and understandings between Dr. Wolf and the Company relating to such subject matter. This Agreement may only be amended by written instrument signed by Dr. Wolf and an authorized officer of the Company. Any and all prior agreements, understandings or representations relating to Dr. Wolf's relationship with the Company are terminated and cancelled in their entirety and are of no further force or effect.

                  14.      GOVERNING LAW.

                    The provisions of this Agreement will be construed and interpreted under the laws of the State of Nevada. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

                  15.      REMEDIES.

                  All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party's breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

                  16.      NO WAIVER.

                   The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any later breach of that provision.

                  17.      COUNTERPARTS.


/4/


                   This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.


CareDecision Corporation


/s/ Robert Cox
--------------------------------
By:  Robert Cox
Title: President


Dr. Joseph A. Wolf.


/s/ Joseph Wolf
--------------------------------
Title: Consultant


/5/